                                                                 EXHIBIT 99.3





                                  RHODES, INC.

                  FORM OF 1994 EMPLOYEE STOCK PURCHASE PLAN

                               TABLE OF CONTENTS


                 Section                                                                                                   Page
                 -------                                                                                                   ----
              sec. 1.             Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

              sec. 2.             Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                                  2.1.   Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                                  2.2.   Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                                  2.3.   Beneficiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                                  2.4.   Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                                  2.5.   Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                                  2.6.   Disability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                                  2.7.   Eligible Employee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                                  2.8.   Exercise Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                                  2.9.   Offering Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                                  2.10.  Option Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                                  2.11.  Participant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                                  2.12.  Participating Employer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                                  2.13.  Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                                  2.14.  Plan Administrator  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                                  2.15.  Purchase Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                                  2.16.  Retirement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                                  2.17.  Rhodes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                                  2.18.  Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                                  2.19.  Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5


              sec. 3.             Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

              sec. 4.             Offerings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

              sec. 5.             Stock Available for Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

              sec. 6.             Administration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

              sec. 7.             Participation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

              sec. 8.             Payroll Deductions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                                  (a)  Initial Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                                  (b)  Subsequent Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                                  (c)  Account Credits, General Assets and Taxes . . . . . . . . . . . . . . . . . . . . .   8
                                  (d)  No Cash Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

              sec. 9.             Granting of Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                                  (a)  General Rule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                                  (b)  Statutory Limitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                                  (c)  Available Shares of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10





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


              sec. 10.    Exercise of Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
                                  (a)  General Rule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
                                  (b)  Partial Exercise  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
                                  (c)  Automatic Refund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

              sec. 11.    Delivery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

              sec. 12.    Voluntary Account Withdrawal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12

              sec. 13     Termination of Employment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
                          (a)  Death, Disability or Retirement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
                          (b)  Other Terminations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
                          (c)  Transfers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14

              sec. 14.    Designation of Beneficiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14

              sec. 15.    Transferability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15

              sec. 16.    Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15

              sec. 17.    Securities Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16

              sec. 18.    Amendment or Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17

              sec. 19.    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18


              sec. 20.    Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18

              sec. 21.    Headings, References and Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18





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                                  RHODES, INC.

                       1994 EMPLOYEE STOCK PURCHASE PLAN




sec. 1.  Purpose

        The primary purpose of this Plan is to encourage Stock ownership by each Eligible Employee of Rhodes and each Subsidiary in the belief that such ownership will increase his or her interest in the success of Rhodes and will provide an additional incentive for him or her to remain in the employ of Rhodes or such Subsidiary. Rhodes intends that this Plan constitute an "employee stock purchase plan" within the meaning of sec. 423 of the Code and, further, intends that any ambiguity in this Plan or any related offering be resolved to effect such intent.



sec. 2.  Definitions

        2.1 The term Account shall mean the separate bookkeeping account which shall be established and maintained by the Plan Administrator for each Participant for each Purchase Period to record the payroll deductions made on his or her behalf to purchase Stock under this Plan.

        2.2 The term Authorization shall mean the participation election and payroll deduction authorization form which an Eligible Employee shall be required to properly complete in writing and timely file with the Plan Administrator before the end of an Offering Period in order to participate in this Plan for the related Purchase Period.

        2.3.  The term Beneficiary shall mean the person described in sec. 14.

        2.4.  The term Board shall mean the Board of Directors of Rhodes.

        2.5. The term Code shall mean the Internal Revenue Code of 1986, as amended.

        2.6. The term "Disability" shall mean a condition which the Plan Administrator in his or her discretion determines would be treated as a total and permanent disability under sec. 22(e)(3) of the Code.

        2.7. The term Eligible Employee shall mean each employee of Rhodes or a Subsidiary except--

        (a) an employee who has been employed less than one year (within the meaning of Code sec. 423(b)(4)(A)) by Rhodes or such Subsidiary,

        (b) an employee who customarily is employed 20 hours or less per week (within the meaning of Code sec. 423(b)(4)(B)) by Rhodes or such Subsidiary,

        (c) an employee who (after completing at least one year of employment as an employee of Rhodes or such Subsidiary) customarily is employed for not more than 5 months in any calendar year (within the meaning of Code sec. 423(b)(4)(C)) by Rhodes or such Subsidiary, and

        (d) an employee who would own (immediately after the grant of an option under this Plan) stock possessing 5% or more of the total combined voting power or value of all classes of stock of Rhodes based on the rules set forth in # 423(b)(3) and sec. 424 of the Code.

An Employee's continuous employment by Rhodes or by a Subsidiary shall not be treated as interrupted by a transfer directly between Rhodes and any Subsidiary or between one Subsidiary and another Subsidiary.

        2.8. The term Exercise Date shall mean for each Purchase Period the last day of such Purchase Period.

        2.9. The term Offering Period shall mean a period which (1) shall be set by the Board or its delegate, (2) shall come before the related Purchase Period and (3) shall continue for no more than 30 days.

        2.10. The term Option Price shall mean for each Purchase Period the lesser of 85% of the closing price for a share of Stock on the first day of such Purchase Period or 85% of the closing price for a share of Stock on the last day of such Purchase Period, as such closing price is accurately reported in The Wall Street Journal or in any successor to The Wall Street Journal or, if there is no such successor, any similar trade publication selected by the Board or, if the Board makes no such selection, as such closing price is determined in good faith by the Board; provided, if no closing price is so accurately reported for any such day, the closing price for such day shall be deemed to be the last closing price for a share of Stock which was so accurately reported before such day.

        2.11. The term Participant shall mean for each Purchase Period an Eligible Employee who has satisfied the requirements set forth in sec. 7 of this Plan for such Purchase Period.

        2.12. The term Participating Employer shall for each Participant, as of any date, mean Rhodes or a Subsidiary, whichever employs such Participant as of such date.

        2.13. The term Plan shall mean this Rhodes, Inc. 1994 Employee Stock Purchase Plan as effective as of the date set forth in sec. 3 and as thereafter amended from time to time.

        2.14. The term Plan Administrator shall mean the person or persons appointed by the Board to administer this Plan.

        2.15. The term Purchase Period shall mean a 6 consecutive month period which shall begin on a date (within the 15 day period which immediately follows the end of the related Offering Period) set by the Board or its delegate on or before the beginning of the related Offering Period.

        2.16. The term Retirement shall mean a termination of employment after reaching at least age 55 and completing at least 5 years of continuous employment with Rhodes or a Subsidiary (where such continuous employment shall be determined using the same rules used to determine whether an employee is an Eligible Employee).

        2.17. The term Rhodes shall mean Rhodes, Inc., a corporation incorporated under the laws of the State of Georgia, and any successor to Rhodes.

        2.18. The term Stock shall mean the no par value voting common stock of Rhodes.





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        2.19.  The term Subsidiary shall mean each corporation (1) which is in an unbroken chain of corporations beginning with Rhodes in which each corporation in such chain (except for the last corporation in such chain) owns stock possessing 80% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain and (2) which the Plan Administrator has designated as eligible to participate in this Plan.



sec. 3.  Effective Date

        This Plan shall be first effective as of the date adopted by the Board. However, if any options are granted under this Plan under sec. 9 before the date the shareholders of Rhodes (acting at a duly called meeting of such shareholders) are treated under sec. 423(b)(2) of the Code as having approved the adoption of this Plan, such options shall be granted subject to such approval and, if such shareholders fail to approve such adoption before the first anniversary of such effective date, all such options and this Plan automatically shall be null and void.



sec. 4.  Offerings

        Options to purchase shares of Stock shall be offered to Participants in accordance with this Plan from time to time at the discretion of the Board or its delegate; provided, however, there shall be no more than one Offering Period in effect at any time and no more than one Purchase Period in effect at any time.

sec. 5.  Stock Available for Options

        There initially shall be 250,000 shares of Stock available for purchase from Rhodes upon the exercise of options granted under sec. 9 of this Plan. Any shares of Stock which are subject to options granted as of the first day of a Purchase Period but which are not purchased on the related Exercise Date shall again become available under this Plan.



sec. 6.  Administration

        The Plan Administrator shall be responsible for the administration of this Plan and shall have the power in connection with such administration to interpret this Plan and to take such other action in connection with such administration as the Plan Administrator deems necessary or equitable under the circumstances. The Plan Administrator also shall have the power to delegate the duty to perform such administrative functions as the Plan Administrator deems appropriate under the circumstances. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Plan Administrator for such function. Any action or inaction by or on behalf of the Plan Administrator under this Plan shall be final and binding on each Eligible Employee, each Participant and on each other person who makes a claim under this Plan based on the rights, if any, of any such Eligible Employee or Participant under this Plan.

sec. 7.  Participation

        Each person who is an Eligible Employee on the first day of an Offering Period shall satisfy the requirements to be a Participant in this Plan for the related Purchase Period if

        (1) he or she properly completes in writing and files an Authorization with the Plan Administrator on or before the last day of such Offering Period to purchase shares of Stock pursuant to the option granted under sec. 9, and

        (2) he or she remains an Eligible Employee throughout the period which begins on the first day of such Offering Period and ends on the first day of the related Purchase Period.

An Authorization shall require an Eligible Employee to provide such information and to take such action as the Plan Administrator in his or her discretion deems necessary or helpful to the orderly administration of this Plan, including specifying (in accordance with sec. 8) his or her payroll deductions to purchase shares of Stock pursuant to the option granted under sec. 9 and designating a Beneficiary. A Participant's status as such shall terminate for a Purchase Period (for which he or she has an effective Authorization) at such time as his or her Account has been withdrawn under sec. 12 or sec. 13 or the purchases and distributions contemplated under sec. 10 or sec. 13 with respect to his or her Account have been completed, whichever comes first.

sec. 8.  Payroll Deductions

        (a) Initial Authorization. Each Participant's Authorization made under sec. 7 shall specify the specific dollar amount which he or she authorizes his or her Participating Employer to deduct from his or her compensation each pay day during the Purchase Period for which such Authorization is in effect to purchase shares of Stock pursuant to the option granted under sec. 9, provided for each Purchase Period

        (1) the total of such dollar amount shall not be less than $150.00, and

        (2) the total of such dollar amount shall not be more than $12,500.00.

        (b) Subsequent Authorization. A Participant shall have the right to amend an Authorization after the end of an Offering Period to reduce or to stop the payroll deductions which he or she previously had authorized for the related Purchase Period, and such reduction shall be effective as soon as practicable after the Plan Administrator actually receives such amended Authorization.

        (c) Account Credits, General Assets and Taxes. All payroll deductions made for a Participant shall be credited to his or her Account as of the pay day as of which the deduction is made. All payroll deductions shall be held by Rhodes, by Rhodes's agent or by one, or more than one, Subsidiary (as determined by the Plan Administrator) as part of the general assets of Rhodes or any such Subsidiary, and each Participant's right to the payroll deductions credited to his or her Account shall be those of a general and unsecured creditor. Rhodes, Rhodes's agent or such

Subsidiary shall have the right to withhold on payroll deductions to the extent such person deems necessary or appropriate to satisfy applicable tax laws.

        (d) No Cash Payments. A Participant may not make any contribution to his or her Account except through payroll deductions made in accordance with this sec. 8.



sec. 9.  Granting of Option

        (a) General Rule. Subject to sec. 9(b) and sec. 9(c), each person who is a Participant for a Purchase Period automatically shall be granted by operation of this Plan an option as of the first day of such Purchase Period to purchase the number of shares of Stock determined by the Plan Administrator by dividing the total payroll deductions which he or she has elected to make for such Purchase Period under sec. 8 by the Option Price for a share of Stock as determined as of the first day of such Purchase Period, and rounding down to the nearest whole number. Each such option shall be exercisable only in accordance with the terms of this Plan.

        (b) Statutory Limitation. No option granted by operation of this Plan to any Eligible Employee under sec. 9(a) shall permit his or her rights to purchase shares of Stock under this Plan or under any other employee stock purchase plan (within the meaning of sec. 423 of the Code) or any other shares of Stock under any other employee stock purchase plans (within the meaning of sec. 423 of the Code) of Rhodes and any of its subsidiaries (within the meaning of sec. 424(f) of the Code) to accrue (within the meaning of sec. 423
(b)(8) of the Code) at a rate which exceeds $25,000 of the fair market value of such Stock for any calendar year. Such fair market value shall be determined as of the first day of the Purchase Period for which the option is granted.

        (c) Available Shares of Stock. If the number of shares of Stock available for purchase at the end of any Purchase Period is insufficient to cover the number of shares which Participants actually are scheduled otherwise to purchase under sec. 10, then each Participant's option to purchase shares of Stock for such Purchase Period shall be reduced as of the last day of such Purchase Period to equal the number of shares of Stock (rounded down to nearest whole number) which the Plan Administrator shall determine by multiplying the number of shares of Stock available for purchase as of such date by a fraction, the numerator of which shall be the number of shares of Stock for which such Participant would have been granted an option under sec. 9(a) if sufficient shares were available for purchase and the denominator of which shall be the total number of shares of Stock for which options would have been granted to all Participants under sec. 9(a) who are scheduled under sec. 10 to make purchases if sufficient shares were available for such purchases.



sec. 10.  Exercise of Option

        (a) General Rule. Unless a Participant files an amended Authorization under sec. 10(b) or sec. 12 on or before the Exercise Date for a Purchase Period for which he or she has an effective Authorization, his or her option shall be exercised

(subject to sec. 9) automatically on such Exercise Date for the purchase of as many whole shares of Stock subject to such option as the balance credited to his or her Account as of that date will purchase at the Option Price for such shares of Stock if he or she also is an Eligible Employee on such Exercise Date.

        (b) Partial Exercise. A Participant may file an amended Authorization under this sec. 10 with the Plan Administrator on or before an Exercise Date to elect, effective as of such Exercise Date, to exercise his or her option for a specific number of whole shares of Stock (which shall be less than the whole number subject to his or her option) and to withdraw in cash the remaining balance credited to his or her Account (without interest) as of such date after giving effect to such partial exercise, and any such amended Authorization shall be effective only if such Participant is an Eligible Employee on such Exercise Date.

        (c) Automatic Refund. If a Participant's Account has a remaining balance after his or her option has been exercised as of an Exercise Date under this sec. 10, such balance automatically shall be refunded to the Participant in cash (without interest) as soon as practicable following such Exercise Date.



sec. 11.  Delivery

        A stock certificate representing any shares of Stock purchased upon the exercise of an option under this Plan shall be delivered to a Participant registered in (1) his or her name or, if the Participant so directs on his or her Authorization filed with the Plan Administrator on or before the Exercise Date for such option and if permissible under applicable law, (2) the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship. No Participant (or any person who makes a claim through a Participant) shall have any interest in any shares of Stock subject to an option until such option has been exercised and the related shares of Stock actually have been delivered to such person.



sec. 12.  Voluntary Account Withdrawal

        A Participant may elect to withdraw the entire balance credited to his or her Account for a Purchase Period by completing in writing and filing an amended Authorization with the Plan Administrator on or before the Exercise Date for such period. If a Participant makes such a withdrawal election, such balance shall be paid to him or her in cash (without interest) as soon as practicable after such amended Authorization is filed, and no further payroll deductions shall be made on his or her behalf for the remainder of such Purchase Period.



sec. 13.  Termination of Employment

        (a) Death, Disability or Retirement. If a Participant's employment by a Participating Employer terminates as a result of his or her death, Disability or Retirement on or before the Exercise Date for a Purchase Period and if such Participant or, in the event he or she dies, his or her

Beneficiary timely makes an irrevocable election in writing under this sec. 13(a), such person shall have the right

        (1) to withdraw the Participant's entire Account in cash (without interest), or

        (2) to apply the Participant's entire Account to purchase whole shares of Stock at the Option Price for such Purchase Period as of the related Exercise Date.

Any election made under this sec. 13(a) shall be irrevocable and shall be timely only if actually delivered to the Plan Administrator on or before the earlier of (i) the Exercise Date for such Purchase Period or (ii) the last day of the 3 consecutive months period which begins on the last day the Participant was an Eligible Employee. If no timely election is made under this sec. 13(a), a Participant shall be deemed to have elected the cash alternative set forth in sec. 13(a)(1). If the purchase alternative set forth in sec. 13(a)(2) is elected, the certificate representing the shares of Stock purchased shall be delivered as soon as administratively practicable to the Participant or, in the event he or she dies, to his or her Beneficiary. Finally, if a Participant's Account has a remaining balance after his or her option has been exercised under this sec. 13(a), such balance automatically shall be refunded to the Participant or, in the event he or she dies, to his or her Beneficiary in cash (without interest) as soon as practicable after such exercise.

        (b) Other Terminations. If a Participant's employment as an Eligible Employee terminates on or before the Exercise Date for a Purchase Period for any reason whatsoever other than his or her death, Disability or Retirement, his or her Account automatically shall be distributed as if he or she had elected to withdraw his or her Account in cash under sec. 12 immediately before the date his or employment had so terminated.

        (c) Transfers. If a Participant is transferred directly between Rhodes and a Subsidiary or between one Subsidiary and another Subsidiary while he or she has an Authorization in effect, his or her employment shall not be treated as terminated merely by reason of such transfer and any such Authorization shall (subject to all the terms and conditions of this Plan) remain in effect after such transfer.



sec. 14.  Designation of Beneficiary

        A Participant shall designate on his or her Authorization a Beneficiary
(1) who shall act on his or her behalf if the Participant dies before the end of a Purchase Period and (2) who shall receive the Stock, if any, and cash, if any, to the Participant's credit under this Plan if the Participant dies after the end of a Purchase Period but before the delivery of the certificate representing such shares of Stock, if any, and the cash, if any, to his or her credit in such Account. Such designation may be revised in writing at any time by the Participant by filing an amended Authorization, and his or her revised designation shall be effective at such time as the Plan Administrator receives such amended Authorization. If a deceased Participant fails to designate a Beneficiary or, if no person so designated survives a Participant or, if after checking his or her last known mailing address, the whereabouts of the person so designated are unknown, then the Participant's Beneficiary shall be the Participant's estate.



sec. 15.  Transferability

        Neither the balance credited to a Participant's Account nor any rights to the exercise of an option or to receive shares of Stock under this Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant during his or her lifetime or by his or her Beneficiary or by any other person during his or her lifetime, and any attempt to do so shall be without effect; provided, however, that the Plan Administrator in its absolute discretion may treat any such action as an election by a Participant to withdraw the balance credited to his or her Account in accordance with sec. 12. A Participant's right, if any, to transfer any interest in this Plan at his or her death shall be determined exclusively under sec. 14.



sec. 16.  Adjustment

        The number of shares of Stock covered by outstanding options granted pursuant to this Plan and the related Option Price and the number of shares of Stock available under this Plan shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of Rhodes, including, but not limited to such changes as dividends paid in the form of Stock or Stock splits. Furthermore, the Board shall adjust (in a manner





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


which satisfies the requirements of sec. 424(a) of the Code) the number of shares of Stock available under this Plan and the number of shares of Stock covered by options granted under this Plan and the related Option Prices in the event of any corporate transaction described in sec. 424(a) of the Code. If any adjustment under this sec. 16 would create a fractional share of Stock or a right to acquire a fractional share, such fractional share shall be disregarded and the number of shares of Stock subject to options granted pursuant to this Plan shall be the next lower number of whole shares of Stock, rounding all fractions downward. An adjustment made under this sec. 16 by the Board shall be conclusive and binding on all affected persons.



sec. 17.  Securities Registration

        If Rhodes shall deem it necessary to register under the Securities Act of 1933, as amended, or any other applicable statutes any shares of Stock with respect to which an option shall have been exercised under this Plan or to qualify any such shares of Stock for an exemption from any such statutes, Rhodes shall take such action at its own expense before delivery of the certificate representing such shares of Stock. If shares of Stock are listed on any national stock exchange at the time an option to purchase shares of Stock is exercised under this Plan, Rhodes whenever required shall register shares of Stock for which such option is exercised under the Securities Exchange Act of 1934, as amended, and shall make prompt application for the listing on such





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


national stock exchange of such shares, all at the expense of Rhodes.



sec. 18.  Amendment or Termination

        This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate in light of, and consistent, with sec. 423 of the Code and the laws of the State of Georgia, and any such amendment shall be subject to the approval of Rhodes's shareholders to the extent such approval is required under sec. 423 of the Code or the laws of the State of Georgia or to the extent such approval is required to meet the security holder approval requirements under Rule 16b-3 under the Securities Exchange Act of 1934, as amended. However, no provision of this Plan shall be amended more than once every 6 months if amending such provision more frequently would result in the loss of an exemption under Section 16(b) of the Securities Exchange Act of 1934, as amended. The Board also may terminate this Plan or any offering made under this Plan at any time; provided, however, the Board shall not have the right to modify, cancel, or amend any option outstanding after the beginning of a Purchase Period unless (1) each Participant consents in writing to such modification, amendment or cancellation, (2) such modification only accelerates the Exercise Date for the related Purchase Period or (3) the Board acting in good faith deems that such action is required under applicable law.





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

sec. 19.  Notices

        All Authorizations and other communications from a Participant to the Plan Administrator under, or in connection with, this Plan shall be deemed to have been filed with the Plan Administrator when actually received in the form specified by the Plan Administrator at the location, or by the person, designated by the Plan Administrator for the receipt of such Authorizations and communications.



sec. 20.  Employment

        No offer under this Plan shall constitute an offer of employment, and no acceptance of an offer under this Plan shall constitute an employment agreement. Any such offer or acceptance shall have no bearing whatsoever on the employment relationship between any Eligible Employee and Rhodes or any subsidiary of Rhodes, including a Subsidiary. Finally, no Eligible Employee shall be induced to participate in this Plan by the expectation of employment or continued employment.



sec. 21.  Headings, References and Construction

        The headings to sections in this Plan have been included for convenience of reference only. Except as otherwise expressly indicated, all references to sections (sec.) in this Plan shall be to sections (sec.) of this Plan. This Plan shall be interpreted and construed in accordance with the laws of the State of Georgia.



                                        RHODES, INC.



                                        By:___________________________

                                        Title:________________________





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